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                                                                   Exhibit 5.1
                        WILSON SONSINI GOODRICH & ROSATI
                                  [Letterhead]


                                August 27, 1997



Concentric Network Corporation
10590 N. Tantau Avenue
Cupertino, California 94014

Ladies and Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by Concentric Network Corporation (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), covering up to 105,828 shares of Common Stock (the "Rescission Stock") which the Company is offering to rescind.

     In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Amended and Restated Certificate of Incorporation, as amended, and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Rescission Stock was, at the time of issuance by the Company, duly and validly issued, fully paid and nonassessable.

     In rendering our opinion herein, we express no opinion as to the compliance or noncompliance of the issuance of the Rescission Stock with federal or state securities laws. We consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and any amendment thereto and to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ Wilson Sonsini Goodrich & Rosati